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                                                    EXECUTION COPY



                           AMENDED AND RESTATED

                        ENERGY PURCHASE AGREEMENT

                             By and Between

                 SITHE/INDEPENDENCE POWER PARTNERS, L.P.

                                  and

             CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.




                      Dated as of September 1, 2000


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                            TABLE OF CONTENTS

                                                      Page

ARTICLE I-DEFINITIONS..................................1

  1.01   Format........................................1
  1.02   Definitions...................................2

ARTICLE II-TERM........................................4

  2.01   Effective Time................................4
  2.02   Termination Time..............................4

ARTICLE III-PURCHASE AND SALE OF CAPACITY..............4

  3.01   Purchase and Sale.............................4
  3.02   Failure to Provide Purchase Capacity..........5
  3.03   Payment.......................................6
  3.04   Interest......................................6
  3.05   Obligations Unconditional.....................6

ARTICLE IV-SUBORDINATED PAYMENTS.......................6

  4.01   Subordinated Payments.........................6

ARTICLE V-EVENTS OF DEFAULT............................7

  5.01   Events of Default.............................7
  5.02   Notice of Default; Cure.......................8
  5.03   Remedies......................................8

ARTICLE VI-AMENDMENTS..................................9

  6.01   Amendments....................................9

ARTICLE VII-INDEMNIFICATION............................9

  7.01   Independence's Indemnification................9
  7.02   ConEd's Indemnification.......................9
  7.03   Indemnification Procedures....................10
  7.04   Survival......................................10

ARTICLE VIII-LIMITATION OF LIABILITY...................10

  8.01   Limitation on Damages.........................10
  8.02   Survival......................................11

ARTICLE IX-FORCE MAJEURE...............................11
  9.01   Force Majeure.................................11
  9.02   Performance Excused...........................11
  9.03   Resumption of Performance.....................11

ARTICLE X-REPRESENTATIONS AND COVENANTS................12

  10.01  Independence's Representations................12
  10.02  ConEd's Representations.......................12

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ARTICLE XI-ASSIGNMENT..................................13

  11.01  Assignment....................................13

ARTICLE XII-MISCELLANEOUS..............................13

  12.01  Headings......................................13
  12.02  Waiver........................................14
  12.03  No Third Party Beneficiaries..................14
  12.04  Severability..................................14
  12.05  Entire Agreement..............................15
  12.06  Notices.......................................15
  12.07  Governing Law.................................16
  12.08  Counterparts..................................16

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                AMENDED AND RESTATED ENERGY PURCHASE AGREEMENT

     This AMENDED AND RESTATED ENERGY PURCHASE AGREEMENT ("Agreement") dated as of September 1, 2000 by and between SITHE/INDEPENDENCE POWER
PARTNERS,L.P., a Delaware limited partnership ("Independence") and CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation ("ConEd").

                                  WITNESSETH

     WHEREAS, Independence and ConEd are parties to the Energy Purchase Agreement dated as of May 20, 1991 (as amended and in effect immediately prior to the Effective Time (as defined below), the "EPA");

     WHEREAS, the EPA is a forty-year contract for the sale of capacity and associated energy by Independence from the Station (as defined below), currently a "qualifying cogeneration facility" under the Public Utility Regulatory Policies Act of 1978, to ConEd, based on the ratio of 740 MW to the applicable Summer DMNC (as defined in the EPA) of the Station (as defined below) and determined in accordance with EPA;

     WHEREAS, the New York State electricity market is being restructured:
(a) to give New York Independent System Operator, Inc. ("NYISO") operational control over certain transmission facilities of the transmission owners that comprise the Memebers of the Transmission Owners Committee of the Energy Association of New York State (the "Member Systems"); and (b) to establish the ISO Administered Markets (as defined in the ISO Services Tariff (as defined below)); and

     WHEREAS, as a result of this industry restructuring, Independence and ConEd have each agreed, effective as of the Effective Time (as defined below), to amend and restate the EPA in its entirety;

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Independence and ConEd, intending to be legally bound, agree as follows:

                             ARTICLE I-DEFINITIONS


     1.01  FORMAT
           ------

           (a) References to Articles and Sections herein are cross-references to Articles and Sections, respectively, in this Agreement, unless otherwise stated.

           (b) All Schedules that are attached to this Agreement are incorporated by reference as if fully set forth herein.

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     1.02  DEFINITIONS
           -----------

     In addition to the terms defined elsewhere in this Agreement, when used with initial capitalization, whether singular or plural, the following terms shall have the meanings set forth below. All references in this Agreement to any governmental or non-governmental entity, including, without limitation, NYISO, the Member Systems and FERC, shall include any and all successors to such entities. Unless the context otherwise requires, any reference herein to any contract or agreement and any schedule, attachment or exhibit thereto shall mean such contract, agreement, schedule, attachment or exhibit as amended, supplemented and modified and in effect from time to time.

          (a) "Affiliate" of any person or entity means any other person or entity which, directly or indirectly, controls or is controlled by or under common control with such person or entity.

          (b) "Capacity" means the capability to generate electrical power, measured in megawatts.

          (c)     "Capacity Payment" has the meaning assigned to that term in
Section 3.01(a) of this Agreement.

          (d) "Contract Year" means the First Contract Year and each succeeding 12-month period beginning on November 1 and ending on the following October 31.

          (e) "Current Installed Capacity Requirements" means the Installed Capacity Requirements currently in effect as of the date of this Agreement and determined in accordance with and based upon the DMNC (as implemented by the ISO under the ISO Services Tariff) for the applicable Capability Period (as such term is defined in the ISO Services Tariff).

          (f) "Deficiency Charges" has the meaning assigned to that term in Section 3.02(c) of this Agreement.

          (g)     "Effective Time" has the meaning assigned to that term in
Section 2.01 of this Agreement.

          (h)     "FERC" means the Federal Energy Regulatory Commission.

          (i) "First Contract Year" means the period of time beginning at the Effective Time and ending on October 31, 2000.

          (j)     "Force Majeure" has the meaning assigned to that term in
Section 9.01 of this Agreement.

          (k) "Future Installed Capacity Requirements" means the Installed Capacity Requirements which become effective after the Effective Time and replace the Current Installed Capacity Requirements.


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          (i)     "GDPIPD" has the meaning assigned to that term in Section
3.01(a) of this Agreement.

          (m) "Indemnified Party" has the meaning assigned to that term in Section 7.03(a) of this Agreement.

          (n) "Indemnifying Party" has the meaning assigned to that term in Section 7.03(a) of this Agreement.

          (o) "Installed Capacity" has the meaning assigned to that term in the ISO Services Tariff and, with respect to Installed Capacity located in the New York Control Area (as defined in the ISO Services Tariff), excludes any requirement or limitation based on deliverability or location.

          (p) "Installed Capacity Requirements" means the requirements for Installed Capacity set forth in the ISO Services Tariff, as such requirements may be modified from time to time.

          (q) "ISO Services Tariff" means the New York Independent Systems Operator Market Administration and Control Area Services Tariff filed with and made effective by FERC, as such tariff may be amended and made effective from time to time.

          (r) "LSE" means a Load Serving Entity, as defined in the ISO Services Tariff.

          (s) "Monthly Shortfall" has the meaning assigned to that term in Section 3.02(a) of this Agreement.

          (t)     "Price Adjustment" has the meaning assigned to that term in
Section 3.02(d) of this Agreement.

          (u) "Purchased Capacity" means, for each Contract Year: (a) 740 MW of Installed Capacity, to the extent that the quantity of Installed Capacity is determined in accordance with the Current Installed Capacity Requirements; or (b) if and to the extent that the quantitiy of Installed Capacity is determined in accordance with the Future Installed Capacity Requirements, an amount of Installed Capacity equivalent to the amount of Installed Capacity under clause (a) (as reasonably determined by mutual agreement of the parties), it being the intent of the parties that the rights and obligations hereunder will not be materially altered.

          (v) "Replacement Capacity" has the meaning assigned to that term in Section 3.01(a) of this Agreement.

          (w) "Station" means the electrical generation facility owned by Independence and located in Oswego County, New York.



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                               ARTICLE II-TERM

     2.01      EFFECTIVE TIME

     This Agreement shall be effective as of 12:01 a.m. (New York time) on September 1, 2000 (the "Effective Time").

     2.02      TERMINATION TIME

     Unless terminated earlier in accordance with the terms hereof, and except as provided in Section 4.01(d), this Agreement shall remain in effect through October 31, 2014 and shall terminate as of 12:00 a.m., New York time, on November 1, 2014.

                   ARTICLE III-PURCHASE AND SALE OF CAPACITY

     3.01      PURCHASE AND SALE

               (a) During each Contract Year, Independence shall sell, and ConEd shall purchase, the Purchased Capacity. ConEd shall pay Independence a monthly capacity payment (each such monthly payment, a "Capacity Payment") for each month in each Contract Year equal to the sum of (1) $4,748,174 per month plus (2) the product of (A) $5,500,000 per month multiplied by (B) a fraction, the numerator of which is the value of the Gross Domestic Product Implicit Price Deflator ("GDPIPD") determined in accordance with Section 3.01(c) below for the third quarter of the calendar year immediately preceding the applicable month, and the denominator of which is the corresponding value of the GDPIPD for the third quarter of the calendar year ending on December 31, 1999. Independence may supply the Purchased Capacity from any source (including, without limitation, from sources other than the Station), so long as such Purchased Capacity meets the Installed Capacity Requirements. As soon as possible following each decision by Independence to supply all or any portion of the Purchased Capacity from source(s) other than the Station (the "Replacement Capacity"), Independence shall provide ConEd with written notice thereof. Such notice(s) shall identify the sources from which such Replacement Capacity will be provided.

               (b) During each Contract Year, the Capacity Payment for each month shall be reduced by an amount equal to 6.25% of the product of (1) the average locational based marginal price (expressed in dollars per megawatt hour) for energy at the Pleasant Valley bus for all hours of such month based upon a weighted average of (i) the time weighted/integrated real time locational based marginal prices and (ii) the day ahead locational based marginal prices for each hour of such month in Real-Time Market and the Day-Ahead Market administered by the NYISO multiplied by (2) the monthly quantity set forth on Schedule A. In calculating the weighted average of the real time and day ahead prices, the parties agree to a weighting of 50% of the price for each hour of such month in the Real-Time Market and 50% of the price for each hour of such month in the Day-Ahead Market. In the event that either of such markets is discontinued, the weighted average shall be 100% of the surviving market. In the event that both


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such markets are discontinued, the weighted average shall be 100% of the applicable replacement market or if more than one replacement market shall exist, the weighted average of such markets consistent with the weightings set forth above.

               (c) The value of the GDPIPD for the third quarter of a calendar year applicable to any month shall be the latest value of the GDPIPD for such third quarter available at the end of such calendar year from the U.S. Department of Commerce, Bureau of Economic Analysis (base year 1987 = 100).
It is the parties' intent to use the GDPIPD to track inflation from December 31, 1999 in New York State. If the GDPIPD is discontinued or reconstituted in such a manner as to render it unusable for the purposes intended by the parties, Independence and ConEd agree to substitute an inflation index that most closely reflects the GDPIPD as constituted at the time of execution of the EPA.

               (d) The Capacity Payment for each calendar month from September of 2000 to and including December of 2000 shall also be reduced by an amount equal to $486,992.

     3.02      FAILURE TO PROVIDE PURCHASED CAPACITY

               (a) If and to the extent that in any month the amount of Installed Capacity provided pursuant to this Agreement (including any Replacement Capacity) is less than the Purchased Capacity applicable to such month for any reason, including as a result of the occurrence or continuance of a Force Majeure event, such deficiency amount shall be deemed to be a monthly shortfall (a "Monthly Shortfall").

               (b) Independence shall pay to ConEd the greater of (1) the Price Adjustment for each month and (2) Deficiency Charges incurred and paid by ConEd for each month.

               (c) For purposes of this Agreement, "Deficiency Charges" means, for any month, all deficiency charges, costs, and penalties assessed to ConEd under the ISO Services Tariff to the extent arising out of or relating to any Monthly Shortfall. ConEd hereby agrees to use commercially reasonable efforts to mitigate such Deficiency Charges.

               (d) For purposes of this Agreement,"Price Adjustment" means, for any month, the product of (1) the amount payable by ConEd for such month in accordance with Section 3.01 of this Agreement multiplied by (2) a fraction
(x) the numerator of which is equal to the average Monthly Shortfall for the 12 month period ending on the last day of the immediately preceding month and
(y) the denominator of which is the Purchased Capacity. For purposes of this Agreement, the Monthly Shortfall for each of the 12 months immediately preceding the Effective Time shall be deemed to be zero.


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     3.03      PAYMENT

     ConEd shall pay the Capacity Payment to Independence for each month on or before the 20th day of the immediately succeeding month by wire transfer or immediately available funds to the account entitled "Project Revenue Fund" maintained by Independence with The Bank of New York, Account No. 229289, 101 Barclay Street, Floor 21W, New York, New York 10286, or to such other person or account as shall be specified from time to time by Independence to ConEd in writing. Any payments being wired to the above-referenced account should be directed to ABA 021000018; The Bank of New York, Corporate Trust/GLA 111-585; for further credit to TAS Account 229289; REF: Sithe Independence PWR Project Revenue Fund. Independence shall pay the Deficiency Charges or the Price Adjustment, if any, for each month on or before the 20th day of the immediately succeeding month by wire transfer of immediately available funds in accordance with instructions specified from time to time by ConEd to Independence in writing.

     3.04 INTEREST

     Except as otherwise provided in Article IV, if either party fails to make any payment required by this Agreement when due, including contested portions of bills that are later determined to be due, or if either party makes an overpayment requiring a refund by the other party, the amount due shall bear interest, from the due date of the payment or the date on which the overpayment was made until the date of payment, at a rate equal to 200 basis points over the prime lending rate in effect during the period of nonpayment, as quoted to substantial commercial customers by Citibank, N.A., New York, New York, or its successor.

     Payments mailed or wired on the due date will be considered timely. If the due date of any payment falls on a Saturday, Sunday or legal holiday, payments will be considered timely if mailed or wired on the next business day.

     3.05 OBLIGATIONS UNCONDITIONAL

     Notwithstanding the fact that at any time during the term of this Agreement (a) the ISO Services Tariff may cease to exist, (b) the market for Capacity and/or Installed Capacity may cease to exist, (c) ConEd may no longer be obligated as an LSE or otherwise under applicable law, rule or regulation to acquire Capacity and/or Installed Capacity or (d) for any other reason, ConEd may no longer need or require the Purchased Capacity, ConEd shall not be relieved of its obligations hereunder to make Capacity Payments for Purchased Capacity as contemplated by this Article III.

                       ARTICLE IV-SUBORDINATED PAYMENTS

     4.01 SUBORDINATED PAYMENTS

          (a) Subject to the terms of subordination attached hereto as Schedule B (the "Terms of Subordination"), during each Contract Year, Independence shall pay to ConEd an


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amount equal to the payment amount as set forth opposite such Contract Year on Schedule C hereto (the "Subordinated Payment"). Subject to the Terms of Subordination, Independence shall make such Subordinated Payments in equal quarterly installments in March, June, September and December of each Contract Year, with the final such installment being due on October 31, 2014. To the extent that a Subordinated Payment is not made when due, the unpaid amount shall accrue interest commencing from the date such Subordinated Payment was due through the date of payment at an interest rate per annum equal to 8.16% until such unpaid amount together with accrued interest thereon is paid in full. Interest shall accrue based on actual days elapsed and a year of 365/366 days, as applicable, and be compounded on an annual basis.

          (b) Independence, any Affiliate of Independence or any designee of such Affiliate may, at any time, prepay all or any portion of Independence's obligations under this Section 4.01 to make the Subordinated Payments. The amount of any such prepayment shall be equal to the net present value of such portion of the Subordinated Payments to be prepaid determined as of the proposed date of Payment utilizing a discount rate of 8.16% and assuming each quarterly payment would be made on the last day of each calendar quarter. Upon payment in full of all of the Subordinated Payments (whether by payment or prepayment), together with any amounts owing pursuant to the third sentence of Section 4.01(a), Independence shall have no further obligation to make any Subordinated Payments and shall no longer be subject to any further obligations under the Terms of Subordination.

          (c) By its execution of this Agreement, ConEd hereby agrees to the Terms of Subordination attached hereto as Schedule B, and agrees that the obligation of Independence to make the Subordinated Payments, and the right of ConEd to receive or enforce its rights to receive the Subordinated Payments, are expressly subject to such Terms of Subordination.

          (d) The provisions of this Section 4.01 shall survive any termination or expiration of this Agreement until the Subordinated Payments, together with accrued interest thereon, have been paid in full.

                            ARTICLE V - EVENTS OF DEFAULT

     5.01  EVENTS OF DEFAULT

     The occurrence of any one or more of the following events shall constitute an event of default under this Agreement:

          (a) A material breach of any material term or condition of this Agreement, including, but not limited, to (i) any material breach of a representation, warranty or covenant made in this Agreement, and (ii) failure of either party to make a required payment to the other party of amounts due hereunder if such payments due reach a level which cannot be offset by any payments due and owing to such party under this Agreement; provided, however, that Independence's failure to make any Subordinated Payment shall not constitute or result in a

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breach or default by Independence of this Agreement if and to the extent such payment is deferred as contemplated by the Terms of Subordination.

          (b) A receiver or liquidator or trustee of either party or any of its property shall be appointed by a court of competent jurisdiction, and such receiver, liquidator or trustee shall not have been discharged within one hundred twenty (120) days, or by decree of such a court, a party shall be adjudicated bankrupt or insolvent or any substantial part of its property shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of one hundred twenty (120) days after the entry thereof; or a petition to declare bankruptcy or to reorganize a party pursuant to any of the provisions of the Federal Bankruptcy Code, as now in effect or as it may hereafter be amended, or pursuant to any other similar state statute as now or hereafter in effect, shall be filed against a party and shall not be dismissed within one hundred twenty (120) days after such filing, or

          (c) A party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limiting the generality of the foregoing, a party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law, or, without limiting the generality of the foregoing, a party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Code, as now in effect or as it may hereafter be amended, or pursuant to any other similar state statute as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or a party shall make an assignment for the benefit of its creditors; or a party shall admit in writing its inability to pay its debts generally as they become due; or a party shall consent to the appointment of a receiver, trustee, or liquidator of it or of all or party of its property.

     5.02  NOTICE OF DEFAULT; CURE

     Upon the occurrence of any such event of default other than those described in Section 5.01(b) and (c), the party not in default shall give written notice of the event of default to the defaulting party and, if applicable, to Seller's lenders at the address provided by Seller to Buyer in writing. Such notice of default shall set forth, in reasonable detail, the nature of the default and, where known and applicable, the steps necessary to cure such default. The defaulting party and, if applicable, Seller's lenders, shall have thirty (30) days following receipt of such notice either to (i) cure such default or (ii) commence in good faith and continue to diligently pursue all such steps as shall be reasonably necessary and appropriate to cure such default in the event such default cannot reasonably be completely cured within such thirty (30) day period.

     5.03  REMEDIES

     Notwithstanding the foregoing, after the occurrence of any such event of default and the expiration of all applicable cure periods with respect thereto without such default being cured, the

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non-defaulting party shall be entitled (i) to commence an action to require the defaulting party to remedy such default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof and (ii) to exercise such other rights and remedies as it may have at equity or at law, subject however to the provisions of Article VIII of this Agreement.

                            ARTICLE VI - AMENDMENTS

     6.01  AMENDMENTS

     This Agreement shall not be amended unless such amendment is in writing and executed by the parties. It is the intent of this Article VI that, to the maximum extent permitted by law, the rates, terms and conditions in this Agreement shall not be subject to change, regardless of whether such change is sought under Section 205 or 206 of the Federal Power Act or any other applicable law or regulation (a) by the FERC acting SUA SPONTE on behalf of a party or third party, (b) by a party, (c) by a third party, or (d) in any other manner; and that this Agreement may be amended, modified, or supplemented only by written agreement of both parties as provided above. Either party shall, as and if requested by the other party, support this Agreement in filings and with testimony in any administrative or judicial proceeding related to or in connection with this Agreement.

                           ARTICLE VII - INDEMNIFICATION

     7.01  INDEPENDENCE'S INDEMNIFICATION

     Independence shall indemnify, defend and hold harmless ConEd and its Affiliates and their officers, trustees, directors, employees and agents from and against any and all claims, demands, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney's fees and costs of investigation) for damage to tangible property and injury to or death of persons, including ConEd's employees, Independence's employees and the employees of any third party, to the extent caused by, arising out of the related to the gross negligence or willful misconduct of Independence in connection with or resulting from Independence's performance or breach of this Agreement.

     7.02  ConED'S INDEMNIFICATION

     ConEd shall indemnify, defend and hold harmless Independence and its Affiliates and their officers, directors, trustees, employees and agents from and against any and all claims, demands, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney's fees and costs of investigation) for damage to tangible property and injury to or death of persons, including Independence's employees, ConEd's employees and the employees of any third party, to the extent caused by, arising out of or related to the gross negligence or willful misconduct of ConEd in connection with or resulting from ConEd's performance or breach of this Agreement.

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     7.03      INDEMNIFICATION PROCEDURES

               (a) A party which becomes entitled to indemnification under this Agreement (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the occurrence of the events which give rise to such right of indemnification within 30 days of the Indemnified Party becoming aware of the occurrence thereof. Such notice shall describe the claim, the basis thereof and shall indicate an estimate of the amount of the claim. To the extent that the Indemnifying Party is prejudiced by any failure of the Indemnified Party to provide such notice, such notice shall be a condition precedent to the liability of the Indemnifying Party under this
Article VII.

               (b) At the Indemnified Party's request, the Indemnifying Party shall, at its cost and expense, defend (with counsel reasonably acceptable to the Indemnified Party) any suit asserting a claim against the Indemnified Party with respect to which the Indemnified Party is entitled to indemnification hereunder, and shall pay all costs and expenses incurred by the Indemnified Party to enforce its right to indemnification. The
Indemnified Party may, at its own expense, retain separate counsel and participate in the defense of any such suit. Neither party may settle or compromise a claim or suit without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

      7.04     SURVIVAL

      The indemnification obligations of each party under this Article VII shall not be limited in any way by any limitation on insurance, by the amount or types of damages, or by any compensation or benefits payable by the parties under Worker's Compensation Acts, disability benefit acts or other employee acts or otherwise. The provisions of this Article VII shall survive termination, cancellation, suspension, completion or expiration of this Agreement.


                    ARTICLE VIII - LIMITATION OF LIABILITY


     8.01      LIMITATION ON DAMAGES

     Except to the extent arising out of the obligations of Independence and ConEd to indemnify the other party under Article VII of this Agreement, neither party, nor their respective officers, directors, partners, agents, employees, or Affiliates, shall be liable to the other party or its Affiliates, officers, directors, trustees, partners, agents, employees, successors or assigns, for claims for incidental, special, indirect or consequential damages of any nature connected with or resulting from performance or breach of this Agreement, including, without limitation, claims in the nature of lost revenues, income or profits (other than payments specifically provided for and properly due under this Agreement) or losses, damages or liabilities under any financing, lending or construction contracts, agreements or other arrangements to which Independence may be party, irrespective of whether such claims are based upon warranty, negligence, strict liability, contract, operation of law or otherwise.


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     8.02      SURVIVAL

     The provisions of this Article VIII shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.


                          ARTICLE IX - FORCE MAJEURE

     9.01      FORCE MAJEURE

     The term "Force Majeure" as used herein shall include but not be limited to acts of God, earthquakes, fires, floods, storms, strikes, labor disputes, riots, insurrections, acts of war (whether declared or otherwise), acts of governmental, regulatory or judicial bodies, or any other causes beyond the reasonable control of and without the fault or negligence of the party claiming force majeure.

     9.02  PERFORMANCE EXCUSED

     If either party because of Force Majeure is rendered wholly or partly unable to perform its obligations under this Agreement, except for a party's obligation to make payments under this Agreement, that party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected, provided that:

          (a) The non-performing party, within fourteen (14) days after it becomes aware or should have become aware that it would be unable to perform, gives the other party written notice describing the particulars of the occurrence;

          (b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

          (c) No obligations of either party which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence; and

          (d) The non-performing party endeavors to remedy its inability to perform.

     This Section shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the party involved in the dispute.


     9.03      RESUMPTION OF PERFORMANCE

     Prior to the resumption of performance suspended as a result of a Force Majeure occurrence, the non-performing party shall give the other party written notice of such resumption.

                       ARTICLE X - REPRESENTATIONS AND COVENANTS


     10.01     INDEPENDENCE'S REPRESENTATIONS

     Independence hereby represents and warrants as follows:

               (a) It is a limited partnership duly organized and validly existing and in good standing under the laws of Delaware and is duly qualified to do business and in good standing in the State of New York.

               (b) It has all requisite power and authority to carry on the business to be conducted by it and to enter into this Agreement and the transactions contemplated hereby, and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

               (c) The execution and delivery of this Agreement and the performance of the its obligations hereunder have been duly authorized by all necessary action on its part and do not and will not conflict with or result in a breach of its partnership agreement or any indenture, mortgage, other agreement or instrument, or any statute or rule, regulation, order, judgment or decree of any judicial or administrative body to which it is a party or by it or any of its properties are bound or subject.

     10.02     ConEd's REPRESENTATIONS

     ConEd hereby represents and warrants as follows:

               (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

               (b) It has the corporate power and authority to own its properties, carry on its electric utility business as now being conducted, enter into this Agreement and the transactions contemplated hereby, and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

               (c) The execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on the part of ConEd and do not and will not conflict with or result in a breach of its Articles of Incorporation or by-laws or any indenture, mortgage, other agreement or instrument, or any statute or rule, regulation, order, judgment or decree of any judicial or administrative body to which it is a party or by it or any of its properties are bound or subject.

                            ARTICLE XI - ASSIGNMENT

     11.01     ASSIGNMENT

               (a) This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, except to an Affiliate or successor, by either party hereto, whether by operation of law or otherwise, without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed. No assignment of all or any portion of the rights, interests or obligations permitted pursuant to the immediately preceding sentence shall relieve or discharge the assignor from any of its obligations under this Agreement without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld or delayed. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning party, void.

               (b) Notwithstanding the foregoing provisions of Section 11.01(a), (i) ConEd may assign all or any portion of its rights and obligations hereunder to any of its Affiliates, (ii) Independence may assign all or any portion of its rights and obligations hereunder to any of its Affiliates (including, without limitation, Sithe Power Marketing, L.P., a Delaware limited partnership), and (iii) Independence may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution for the purposes of financing or refinancing any of its assets, including upon or pursuant to the exercise of remedies with respect to such financing or refinancing, or by way of assignments, transfers, pledges, or other dispositions in lieu thereof; provided, however, that no such assignment of all or any portion of the rights, interests or obligations of a party pursuant to this Section 11.01(b) shall relieve or discharge the assignor from any of its obligations under this Agreement unless the non-assigning party consents to such release or discharge in accordance with Section 11.01(a). With respect to clause (iii) of this
Section 11.01(b), ConEd Agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge, or other disposition of rights hereunder, so long as ConEd's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired, including, without limitation, a consent and agreement substantially in the form of the Consent and Agreement dated as of January 27, 1993 executed by ConEd in connection with the EPA.

                          ARTICLE XII - MISCELLANEOUS

     12.01     HEADINGS

     The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and are not intended to affect the meaning, interpretation or construction of this Agreement.

     12.02     WAIVER

     Except as otherwise provided in this Agreement, any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent failure of the first party to comply with such obligation, covenant, agreement, or condition. Each of the parties hereby expressly acknowledges and agrees that effective as of the Effective Time, ConEd shall have no obligation to purchase and receive, and Independence shall have no obligation to sell and deliver, any electrical energy and/or any ancillary services (as defined in the ISO Services Tariff) and/or any other service related to the provision of electrical energy and/or capacity and the obligations of the parties are expressly limited to the purchase and sale of Purchased Capacity as set forth herein. Each of the parties hereby further acknowledges and agrees that effective as of the Effective Time, without any further notice or action on the part of ConEd or Independence, each party to the EPA and its respective predecessors and successors in interest, agents, directors, officers, partners, trustees, employees, affiliates and shareholders shall be irrevocably released and forever discharged from all manner of actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, controversies, judgments, claims and demands whatsoever at law or in equity, known or unknown, which any party ever had, now has or hereafter can, shall or may have, based upon or by reason of any matter, cause or thing related to or arising out of the EPA prior to the Effective Time. Notwithstanding the foregoing, nothing contained herein shall be deemed to relieve ConEd from its obligation to make Energy Payments (as defined in the EPA), Capacity Payments (as defined in the EPA) and O&M Payments (as defined in the EPA) in accordance with Articles V and VI(b) of the EPA for Electricity (as defined in the EPA) delivered prior to the Effective Time, and nothing herein shall relieve Independence from its obligations under
Article XI of the EPA, respecting qualification under federal law, and
Article XXIV of the EPA, respecting audits and inspections, relating solely to the period prior to January 1, 2000. Notwithstanding the provisions of
Article VI(c) of the EPA, for purposes of calculating the final adjustment to the Capacity Payments for the period from January 1, 2000 through the last day of the calendar month immediately preceding the Effective Time, such final adjustment shall be determined as if (a) the EPA had expired on the last day of the calendar month immediately preceding the Effective Time and
(b) the Equivalent Availability ratio for each calendar month during the period from January 1, 2000 through such date of expiration were 93.6%.

     12.03     NO THIRD PARTY BENEFICIARIES

     Except as set forth in the Terms of Subordination, the parties do not intend that this Agreement confer any rights or remedies on any person or party other than the parties, their successors and permitted assigns.

     12.04     SEVERABILITY

     If any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement, with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected thereby.

     12.05     ENTIRE AGREEMENT

     This Agreement constitutes the entire understanding between the parties, and supersedes any and all previous understandings, oral or written, with respect to the subject matter hereof.

     12.06     NOTICES

     Notices required or permitted to be given hereunder shall be in writing, shall be deemed given when received if sent by facsimile transmission (provided receipt thereof is confirmed in writing), recognized overnight courier or first class mail to the appropriate telephone number or address set forth below. Parties' notice addresses are as follows:

     If to Independence:

          Sithe/Independence Power Partners, L.P.
          P.O. Box 1046
          76 Independence Way
          Oswego, New York 13126
          Attention:  General Manager

          with a copy to:

          Sithe/Independence Power Partners, L.P.
          335 Madison Avenue
          28th Floor
          New York, New York 10017
          Attention:  Mr. David Tohir and
                      Hyun Park, Esq.

     If to ConEd:

          Consolidated Edison Company
          of New York, Inc.
          4 Irving Place
          New York, New York 10003
          Attention:  Vice President-Energy Management

          Facsimile:  212-529-7182
          Attention:  Vice President-Energy Management

      The foregoing notices, addresses, and telephone numbers may be changed by written notice given in accordance with this Section 12.06, without the need for an amendment hereof or the consent of the other party.

      12.07 GOVERNING LAW

            (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

            (b) The parties agree that all disputes between them which arise under this Agreement and which are not settled, other than disputes which are exclusively within the jurisdiction of FERC, shall be decided by a court of competent jurisdiction in the State of New York and the parties submit to the jurisdiction of the courts of the State of New York and the Federal District Courts located in New York, New York.

      12.08 COUNTERPARTS

      This Agreement may be executed in counterparts, all of which shall constitute one and the same Agreement and each of which shall be deemed to be an original.

                        [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representatives as of the day and year first set forth above.

                                  SITHE/INDEPENDENCE POWER PARTNERS, L.P.

                                     By:  Sithe/Independence, Inc.,
                                          its general partner

                                     By:  /s/ Ralph J. Grutsch
                                        ----------------------------------
                                        Name:  Ralph J. Grutsch
                                        Title: Senior Vice President-Operations

                                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                                  By: /s/ William A. Harkins           6/20/00
                                     ------------------------------------------
                                     Name:  William A. Harkins
                                     Title: VP

                                   SCHEDULE A

          -----------------------------------------------------
             MONTH                            MEGAWATT-HOURS
          -----------------------------------------------------
            January                               606,352
          -----------------------------------------------------
            February                              565,747
          -----------------------------------------------------
            March                                 628,842
          -----------------------------------------------------
            April                                 554,561
          -----------------------------------------------------
            May                                   433,697
          -----------------------------------------------------
            June                                  554,029
          -----------------------------------------------------
            July                                  575,965
          -----------------------------------------------------
            August                                570,295
          -----------------------------------------------------
            September                             552,136
          -----------------------------------------------------
            October                               405,733
          -----------------------------------------------------
            November                              548,315
          -----------------------------------------------------
            December                              604,328
          -----------------------------------------------------
            TOTAL                               6,600,000
          -----------------------------------------------------

                                  SCHEDULE B

                            TERMS OF SUBORDINATION

     Section 1. DEFINITIONS. The following terms shall have the meanings herein specified. Unless otherwise stated, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document and all schedules exhibits and attachments thereto as amended, supplemented or otherwise modified and in effect from time to time. Any reference to any Person shall include its successors and assigns.

     "AMENDED AND RESTATED ENERGY PURCHASE AGREEMENT" means that certain Amended and Restated Energy Purchase Agreement dated as of September 1, 2000 by and between ConEd and Independence.

     "COLLATERAL AGENT" means the Person or Persons designated and/or appointed from time to time to serve as collateral agent on behalf of one or more of the Senior Parties.

     "CONED" means Consolidated Edison Company of New York, Inc., a New York corporation.

     "ENRON" means Enron Capital & Trade Resources, Corp., a Delaware corporation.

     "ENRON OBLIGATIONS" means Independence's obligations to Enron under the Gas Sales Agreement.

     "ENRON SUBORDINATED OBLIGATIONS" means Independence's obligations to Enron which are subject to deferral as contemplated by Section 4.7 of the Gas Sales Agreement, including Independence's obligation to repay the balance of the Tracking Account (as defined in the Gas Sales Agreement).

     "GAS SALES AGREEMENT" means the Amended and Restated Base Gas Sales Agreement dated as of October 26, 1992 between Enron and Independence.

     "INDEPENDENCE" means Sithe/Independence Power Partners, L.P., a Delaware limited partnership.

     "PERSON" means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, institution, governmental authority or any other entity.

     "SENIOR DEBT TERMINATION DATE" means the date on which all the Senior Obligations (other than the Enron Subordinated Obligations and other than contingent liabilities and obligations which are unasserted at such date) have been indefeasibly paid or otherwise satisfied in full and all Senior Debt Financing Documents related thereto have been terminated.

     "SENIOR FINANCING DOCUMENTS" means all agreements, documents and instruments evidencing and/or securing the Senior Obligations including the Gas Sales Agreement.

     "SENIOR OBLIGATIONS" means (a) the principal, premium, interest, fees, expenses, penalties, and other obligations of Independence arising under any credit agreement, note purchase agreement, bond indenture, security agreement, lease agreement, interest rate exchange agreement or swap agreement or other document or documents relating thereto (including, without limitation, any reimbursement loan agreement relating to the issuance of a debt service reserve letter of credit for the repayment of any Senior Obligations, and any working capital loan facility, the proceeds of which are used to pay operating expenses of Independence) entered into (i) at or prior to January 1, 2000, the proceeds or credit of which are used for the acquisition, development, financing, construction, completion, construction loan retirement, modification required by the terms of the Senior
Obligations, or repair or replacement of all or any portion of the Station or
(ii) at any time but only to the extent that the proceeds of which are used
(A) to repay or refinance all or a portion of the Senior Obligations then outstanding (provided, however, that the final maturity of the Senior Obligations, after giving effect to any such repayment or refinancing, may not extend beyond the final maturity therefor in effect prior to such repayment or refinancing) or (B) to repair or replace all or any portion of the Station or to modify the Station as required by the terms of the Senior Obligations and (b) the Enron Obligations.

     "SENIOR PARTIES" means, collectively, (a) the Persons that have extended, or that are obligated to extend, credit, directly or indirectly, to Independence pursuant to the Senior Financing Documents and (b) Enron.

     "STATION" means Independence's cogeneration facility located in Oswego County, New York.

     "SUBORDINATED OBLIGATIONS" means Independence's obligation to pay all or any portion of the amounts payable to ConEd as provided in Section 4.01 of the Amended and Restated Energy Purchase Agreement.

     Section 2. SUBORDINATION. (a) ConEd hereby agrees for the benefit of the Senior Parties that the Subordinated Obligations are and shall be junior and subordinate, to the extent and in the manner set forth hereinafter, in right of payment to the prior indefeasible payment or satisfaction in full of all Senior Obligations (other than the Enron Subordinated Obligations). In furtherance thereof, ConEd further agrees that, subject to Section 2(b) hereof:

          (i) ConEd shall not ask, demand, sue for, take or receive from Independence, directly or indirectly, in cash or other property or by set-off or in any other manner, payment of all or any of the Subordinated Obligations unless and until the Senior Debt Termination Date shall have occurred.

          (ii) Upon any distribution of all or any of the assets of Independence to creditors of Independence upon the dissolution, winding up, liquidation, arrangement, reorganization or composition of Independence whether in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings or upon an assignment for the benefit or creditors or any other marshalling of the assets and liabilities of Independence or otherwise, any payment or distribution of any kind (whether in cash, property or securities) which otherwise would be payable or deliverable upon or with respect to the Subordinated Obligations shall be paid or delivered directly to the Collateral Agent for application (in the case of cash) to or as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Senior Obligations until the Senior Obligations (other than the Enron Subordinated Obligations) have been paid or otherwise satisfied in full.

          (iii) ConEd acknowledges and agrees that each of the Senior
     Parties may authorize and direct the Collateral Agent on its behalf to demand specific performance of these terms of subordination, whether or not Independence shall have complied with any of the provisions hereof applicable to it at any time when ConEd shall have failed to comply with any of such provisions applicable to it. ConEd hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

          (iv) Until the Senior Debt Termination Date, ConEd shall not commence or join with any creditor other than the Collateral Agent in commencing any proceeding referred to in subsection (ii) above for the payment of any amounts which otherwise would be payable or deliverable upon or with respect to the Subordinated Obligations.

The forgoing provisions regarding subordination are for the benefit of the Senior Parties and shall be enforceable by them directly against ConEd, and no Senior Party shall be prejudiced in its right to enforce subordination of any of the Subordinated Obligations by any act or failure to act by Independence or anyone in custody of its assets or property. Independence shall not make any payment to ConEd, and ConEd shall not retain any payment from Independence, in contravention of this Section 2(a).

     (b) ConEd further acknowledges and agrees that, until the Senior Debt Termination Date, all payments on or with respect to the Subordinated Obligations may only be made to ConEd from distributions to the equity owners of Independence permitted by the Senior Financing Documents. ConEd hereby acknowledges and agrees that the Subordinated Obligations are unsecured obligations of Independence.

     (c) In the event that ConEd shall receive any payment on or with respect to the Subordinated Obligations that is not permitted pursuant to these Terms of Subordination, it shall promptly deliver such payment, in kind, to the Collateral Agent, with such endorsements as the Collateral Agent may request.

     Section 3. RIGHTS OF SENIOR PARTIES. The Senior Parties and the Collateral Agent may, at any time and from time to time, without any consent of or notice to ConEd and without impairing or releasing the obligations of ConEd with respect to the terms of subordination (i) amend in any manner any agreement under which any of the Senior Obligations is outstanding in accordance with the terms thereof; (ii) sell, exchange, release, not perfect and otherwise deal with any property at any time pledged, assigned or mortgaged to secure the Senior Obligations; (iii) release anyone liable in any manner under or in respect of the Senior Obligations; (iv) exercise or refrain from exercising any rights against Independence and others; and (v) apply any sums from time to time received to payment or satisfaction of the Senior Obligations.

     Section 4. INDEBTEDNESS. Independence shall not directly or indirectly create, incur, assume, or otherwise be or become liable with respect to any indebtedness other than (i) indebtedness in respect of the Senior Obligations, (ii) indebtedness in respect of current accounts and other amounts payable in the ordinary course of business, (iii) indebtedness subject and subordinated (on terms and conditions reasonably satisfactory to ConEd) to Independence's obligations under Section 4.01 of the Amended and Restated Energy Purchase Agreement, provided that such indebtedness is in respect of the acquisition, development, construction, completion, operation, maintenance, repair, replacement, use, expansion, or modification of all or any portion of the Station or the performance of any of Independence's obligations under the Amended and Restated Energy Purchase Agreement, and
(iv) indebtedness, the proceeds of which are to be distributed by Independence to the equity investors in Independence, provided that such indebtedness has been approved in writing by ConEd.



                                   SCHEDULE C

                              SUBORDINATED PAYMENTS


          Contract Year                              Payment Amount
          ------------                               --------------

Effective Time to October 31, 2000                   $3,539,024

November 1, 2000 to October 31, 2001                 $6,460,976

November 1, 2001 to October 31, 2002                 $5,000,000

November 1, 2002 to October 31, 2003                 $5,000,000

November 1, 2003 to October 31, 2004 and             $2,263,400
each subsequent Contract Year
